Exhibit 99.1

Hudson Acquisition I Corp. Announces Receipt of Notice from Nasdaq Regarding Late Filing of Quarterly Report on Form 10-Q

NEW YORK, -- Hudson Acquisition I Corp. (the “Company” or “HUDA”) (Nasdaq: HUDA), today announced that on December 9, 2022, the Company received a notice (the “Notice”) from the Nasdaq Stock Market LLC (“Nasdaq”) indicating that as a result of the delinquency in the timely filing of the Company’s quarterly report on Form 10-Q for the period ended September 30, 2022 (the “10-Q”), the Company is out of compliance with Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”), which requires listed companies to timely file all required periodic reports with the Securities and Exchange Commission (the “SEC”).

As a result of the delinquency, the Company must submit its original plan to regain compliance with the Listing Rule within sixty (60) calendar days from the Notice, and if Nasdaq accepts the plan, Nasdaq may grant an extension of one hundred eighty (180) calendar days from the 10-Q due date, or until May 29, 2023, to regain compliance.

The current notice will have no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq. While the Company can provide no assurances as to timing, the Company’s management is working diligently to complete the Form 10-Q and plans to file the Form 10-Q as soon as practicably possible to regain compliance with the Listing Rule.

About Hudson Acquisition I Corp.

Hudson Acquisition I Corp. is a Delaware corporation incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region except that the Company will not consummate an initial business combination with any entity being based in or having the majority of its operations in China (including Hong Kong and Macau). The Company affirmatively excludes as an initial business combination with a target company of which financial statements are audited by an accounting firm that the United States Public Company Accounting Oversight Board is unable to inspect for two consecutive years beginning in 2021.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, including the search for an initial business combination, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as may be required by law.

Company Contact

Hudson Acquisition I Corp.

Jiang Hui
Telephone: +1(347) 205-3126

Investor and Media Contact:

International Elite Capital Inc.

Annabelle Zhang
Telephone: +1(646) 866-7989

Email: annabelle@iecapitalusa.com